AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT

                  THIS AGREEMENT, dated and effective as of the 1st day of June, 2004, is made and entered into by and between THE AMERICAN FUNDS TAX-EXEMPT SERIES II, a Massachusetts business trust (hereinafter called the "Trust"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (hereinafter called the "Adviser"). The parties agree as follows:

                  1. The Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets and intends initially to offer shares of a single series designated The Tax-Exempt Fund of California (the "Fund"). The Fund and all other series subsequently established by the Trust with respect to which the Adviser has been appointed to render services hereunder pursuant to this section are collectively referred to herein as the "Funds."

                           In the event the Trust establishes one or more series
other than the Fund with respect
to which it desires to retain the Adviser to render services hereunder, it shall notify the Adviser in writing, such writing to specify the compensation with respect to such services pursuant to section 7 hereof, as well as any other terms or conditions with respect to such series which shall differ from those set forth herein. Upon acceptance of such appointment by the Adviser and approval thereof by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended, (the "1940 Act")) of such series and by the Board of Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement nor interested persons (as defined in the 1940 Act) of any such party (the "non-interested Trustees"), such series shall become a Fund hereunder.

                  2. The Trust hereby employs the Adviser to furnish advice to the Trust with respect to the investment and reinvestment of the assets of the Fund(s). The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or the Fund(s).

                  3. The Adviser agrees to provide supervision of the portfolio of the Fund(s) and to determine what securities or other property shall be purchased or sold by the Fund(s), giving due consideration to the policies of the Fund(s) as expressed in the Trust's Declaration of Trust, Registration Statement under the 1940 Act, Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and prospectus as in use from time to time, as well as to the factors affecting the Trust's status as a regulated investment company under the Internal Revenue Code of 1986, as amended.

                           The Adviser shall provide adequate facilities and
qualified personnel for the
placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund(s). With respect to such transactions, the Adviser may place orders with broker-dealer firms which have sold shares of the Fund(s) or of other mutual funds or insurance contracts for which American Funds Distributors, Inc. serves as underwriter or which furnish statistical and other information to the Adviser. Neither receipt by the Adviser of any such statistical


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                                        5
and other information or services, nor any consideration given to sales of shares of the Fund(s) or such other mutual funds or insurance contracts in selecting broker-dealer firms, shall be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to section 7 hereof.

                  4. The Adviser shall (a) furnish to the Trust the services of qualified personnel (i) to manage the investments of the Fund(s), (ii) to perform the executive and related administrative functions of the Trust, and
(iii) if desired by the Trust, to serve as Trustees of the Trust, in all cases without additional compensation of such persons by the Trust; (b) pay the expenses of all persons whose services are to be furnished by the Adviser under this section; (c) provide necessary office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as are occupied or used by the Adviser relating to the services to be furnished by the Adviser under this section and sections 2 and 3 hereof; and (d) provide general purpose forms, supplies, stationery and postage used at the offices of the Trust relating to the services to be furnished by the Adviser under this section and sections 2 and 3 hereof.

                  5. Except to the extent expressly assumed by the Adviser herein, and subject to the expense reimbursement fee agreement described in section 8 below or the expense limitation described in section 9 below, the Trust shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: registration and filing fees with federal and state agencies, blue sky expenses, expenses of shareholders' meetings, the expense of reports to existing shareholders, expenses of printing proxies and prospectuses, insurance premiums, legal and auditing fees; dividend disbursement expenses; the expense of the issuance, transfer, and redemption of its shares; custodian fees; printing and preparation of registration statements; taxes; the Fund's distribution expenses pursuant to the Plan of Distribution; compensation of Trustees who are not interested persons of the Trust; association dues; and costs of stationery, forms and certificates prepared exclusively for the Trust.

                  6. The Adviser agrees to pay the expenses incurred in connection with the organization of the Trust, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act, and all fees and expenses including fees of legal counsel to the Trust which would otherwise be required to be paid by the Trust pursuant to section 5 and which are incurred by the Trust prior to the initial effective date of its Registration Statements under the 1933 Act and the 1940 Act except for the costs of any share certificates and transfer agent fees and costs.

                  7. The Trust shall pay to the Adviser on or before the tenth
(10th) day of each month, as compensation for the services rendered by the Adviser during the preceding month, the sum of the following amounts:

               (a) 0.30% per annum of the Fund's average daily net assets during the month; plus 0.21% per annum on the portion of such net assets between $60 million and $1 billion; plus 0.18% per annum on the portion of such net assets in excess of $1 billion ("Net Asset Portion"); plus



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               (b)  3% of the Fund's first  $3,333,333  of monthly gross income;
                    plus 2.5% of such income in excess of $3,333,333 ("Income Portion").

                  The Net Asset Portion shall be accrued daily based on the number of days per year. The net assets of the Fund shall be determined in the manner and on the dates set forth in the prospectus of the Trust and, on days on which the net assets are not determined, shall be as of the last preceding day on which the net assets shall have been determined.

                  The Income Portion shall be accrued daily and "gross income" for this purpose shall be determined in the same manner as gross income is determined for and reported in financial statements and shall not include gains or losses from the sale of securities.

                  Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

                  8. The Adviser agrees to pay the expenses of the Fund referred to in section 5 above (with the exclusion of interest, taxes, brokerage costs and extraordinary expenses such as litigation and acquisitions) for a period ending not later than October 17, 1996, all subject to reimbursement by the Fund. To accomplish such reimbursement, the Fund shall pay the Adviser an expense reimbursement fee which on an annual basis is equivalent to the difference between the fees of the Adviser described in section 7 above and 1% of the average daily net assets of the Fund. The expense reimbursement fees are for reimbursement of actual expenses incurred by or on behalf of the Fund and have the effect of assuring that the total normal operating of the Fund during the expense reimbursement period will not exceed 1%. Such expense reimbursement fee agreement will terminate either (1) when all of such reimbursable expenses of the Trust which have been paid by the Adviser pursuant thereto have been reimbursed by the Trust, or (2) on October 17, 1996, whichever is earlier.

                  9. The fee payable pursuant to section 7 with respect to the Fund will be reduced by the amount that the Fund's annual ordinary net operating expenses for any fiscal year exceed the most restrictive applicable expense limitation (if any) in those states in which the Fund's shares currently are being offered for sale. Expenses which are not subject to this limitation include, interest, taxes, distribution expenses, extraordinary items such as litigation and, with respect to state expense limitation provisions, any items excludable under such provisions. Expenditures, including costs incurred in connection with the purchase or sale of portfolio securities which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, are accounted for as capital items and not as expenses.



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                  10. The expense limitation described in section 9 shall apply only to Class A shares of beneficial interest in the Fund and shall not apply to any other class(es) of shares the Trust may issue in the future. Any new class(es) of shares issued by the Trust will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Adviser is required to reduce its fee pursuant to provisions contained in section 9 due to the expenses of the Class A shares of beneficial interest in the Fund exceeding the stated limit, the Adviser will either (i) reduce its fee similarly for other classes of shares of beneficial interest in the Fund, or (ii) reimburse the Trust on behalf of the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of beneficial interest in the Fund.

                  11. Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies nor to prohibit affiliates of the Adviser from engaging in such businesses or in other related or unrelated businesses.

                  12. The Adviser shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

                  13. This Agreement shall continue in effect until the close of business on May 31, 2005. It may thereafter be renewed from year to year with respect to each Fund by mutual consent, provided that such renewal shall be specifically approved at least annually (i) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, by the Trustees of the Trust or by a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (A) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (B) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

                  14. The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, agents or shareholders of the Trust individually, but bind only the Trust estate. The Adviser agrees to look solely to the assets of the Trust or each Fund for the satisfaction of any liability in respect of the Trust or such Fund under this Agreement and will not seek recourse against such Trustees, officers, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

                  15. It is understood that the name "American Funds" or any derivative thereof or logo associated with that name is the valuable property of the Adviser and its affiliates, and that the Trust and/or the Fund(s) have the right to use such name (or derivative or logo) only so long as this Agreement shall continue with respect to the Trust and/or each such Fund. Upon termination of this Agreement with respect to the Trust or any Fund, the Trust and each such Fund shall forthwith cease to use such name (or derivative or logo) and, in the case of the Trust, shall promptly amend its Declaration of Trust to change its name.



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                  16. This Agreement may be terminated at any time as to a Fund
(or the Trust), without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund (or the Trust), on 60 days' written notice to the Adviser, or by the Adviser on like notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.


THE AMERICAN FUNDS                          CAPITAL RESEARCH AND
 TAX-EXEMPT SERIES II                       MANAGEMENT COMPANY


By  /s/Paul G. Haaga, Jr.                  By: /s/James F. Rothenberg
  ----------------------------------          ----------------------------
       Paul G. Haaga, Jr.                  James F. Rothenberg
       Chairman of the Board               President


By /s/Julie F. Williams                    By: /s/Michael J. Downer
  ----------------------------------          ----------------------------
       Julie F. Williams                    Michael J. Downer
       Secretary                                     Secretary